Exhibit 99.1

For more information contact Media: Alicia Dixon Phone 713.207.5885

For Immediate Release	Page 1 of 2

CenterPoint Energy files to change natural gas rates for

Houston-area customers

Filing meets the statutory requirement to file a rate case and seeks:

•     Consolidation of rates for Houston and Texas Coast Divisions,

•     Recovery of increased costs of delivering safe, reliable gas service, and

•     Establishment of a Safety and System Integrity Rider to recover expenses incurred due to pipeline safety and integrity regulations

HOUSTON – November 16, 2016 - CenterPoint Energy today filed with municipal regulatory authorities and the Texas Railroad Commission to change the company’s natural gas distribution rates for Houston-area customers. The company is required by Texas statute to file a rate case for its Houston Division. The effect on individual monthly bills will vary depending on natural gas use.

“We are proposing to change the base rate portion of the bill not only because of the statutory requirement to file, but also because the cost of distributing natural gas to our customers has continued to increase since our last standard rate case in 2010,” said Randy Pryor, CenterPoint Energy’s vice president of Gas Operations. “Earning a reasonable return on investment is critical to our ability to continue to operate a safe system and to meet the needs of customers now and in the future.”

The principal reasons CenterPoint Energy is making this filing are to:

•	Meet a statutory requirement to file a rate case,

•	Consolidate its Houston and Texas Coast Divisions to reflect the way the divisions are operationally and geographically aligned and to achieve administrative efficiencies,

•	Increase rates to address increases in the cost of distributing natural gas to customers and so that the Company may continue investing in safe and reliable infrastructure now and in the future, and

•	Establish a Safety and System Integrity Rider (SSI) to recover expenses incurred as a result of natural gas pipeline safety and integrity regulations.

If approved, customers throughout Houston and surrounding areas will have a single set of rate schedules and charges for their natural gas service. Residential customers within the Houston and Texas Coast Divisions would pay the same fixed monthly charge of $16.75 and the same usage rate of $0.08514 for each hundred cubic feet (Ccf) of gas used. Residential customers throughout Houston and surrounding areas would also pay a uniform rate for the cost of gas which the company passes on to customers with no mark up.

An average residential bill with usage of 34 Ccf would be approximately $38 per month, excluding taxes. If approved, the new rates would go into effect in the 2nd quarter of 2017 and generate approximately $31 million in additional revenue on an annual basis.

CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 55.4 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 7,800 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the Web site at www.CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future events, such as future regulatory actions on the filing with municipal regulatory authorities and the Texas Railroad Commission and the impact of such actions, and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release.

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